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                                                                    EXHIBIT 99.1


             CAPSTAR BROADCASTING PARTNERS, INC. COMPLETES CHANGE OF
               CONTROL OFFER FOR ITS 12 3/4% SENIOR DISCOUNT NOTES
                   AND 12% SENIOR EXCHANGEABLE PREFERRED STOCK

AUSTIN AND DALLAS, TEXAS, SEPTEMBER 16, 1999 -- Capstar Broadcasting Partners, Inc. ( the "Company"), an indirect subsidiary of AMFM Inc. (NYSE:AFM) ("AMFM," formerly Chancellor Media Corporation), announced today that it completed its change of control offers (the "Change of Control Offers") to purchase its 12 3/4% Senior Discount Notes due 2009 (the "Notes") and its 12% Senior Exchangeable Preferred Stock due 2009 (the "Preferred Stock"). The Change of Control Offers were required following the acquisition of the Company's former ultimate parent, Capstar Broadcasting Corporation, by AMFM Inc. The Change of Control Offers, which commenced on July 27, 1999 for the Notes and August 10, 1999 for the Preferred Stock, expired at 5:00 p.m., New York City time, on Wednesday, August 25, 1999 and 5:00 p.m. New York City time on Thursday, September 9, 1999, respectively (the "Expiration Dates"). The Company paid for all Notes and shares Preferred Stock delivered pursuant to the Change of Control Offers on Thursday, August 26, 1999 and Thursday, September 10, 1999, respectively.

As of the respective Expiration Dates, $3,650,000 in aggregate principal amount of the Notes representing 1.3% of the then outstanding Notes had been delivered for repurchase, and 13,381 shares of Preferred Stock representing 1.1% of the then outstanding shares of Preferred Stock had been delivered for repurchase pursuant to the Change of Control Offers. All Notes and shares of Preferred Stock validly delivered to the Company with respect to the Change of Control Offers were accepted for payment.

United Stated Trust Company served as the Dealer Manager for the Change of Control Offer on the Notes, while The Bank of New York served as the Dealer Manager for the Change of Control Offer on the Preferred Stock.

The Company is an indirect subsidiary of AMFM, the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including the AMFM Radio Networks and the Chancellor Marketing Group, and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, AMFM Radio Group with approximately 451 stations in 101 markets reaches a weekly listener base of 65 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. AMFM's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's E-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

CONTACT:

Kevin Mischnick                     Joseph N. Jaffoni, Stewart Lewack
AMFM Inc.                           Jaffoni & Collins Incorporated
(512) 340-7800                      (212) 835-8500; afm@jcir.com